SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 2)

     Filed by the registrant X
     Filed by a party other than the registrant ____

         Check the appropriate box:
         ____ Preliminary proxy statement       ____  Confidential, For Use of
          X   Definitive proxy statement              the Commission Only (as
         ____ Definitive additional materials         permitted by Rule
         ____ Soliciting material pursuant to         14a-6(e)(2))
              Rule 14a-12

                          WINSTAR COMMUNICATIONS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     X    No fee required.
     ____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 14- a-6(I)(1) and 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------------

     ____ Fee paid previously with preliminary materials:

          --------------------------------------------------------------------

     ____ Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          --------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------

     (3)  Filing party:

          --------------------------------------------------------------------

     (4)  Date filed:

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



                          WINSTAR COMMUNICATIONS, INC.
                                685 Third Avenue
                            New York, New York 10017

                        ---------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        ---------------------------------
                           To be held on June 28, 2000
                        ---------------------------------

     The annual meeting of Stockholders of Winstar Communications, Inc. will be held at the W New York hotel, 541 Lexington Avenue, New York, NY 10022, on Wednesday, June 28, 2000, at 10:00 a.m. The matters to be considered and voted upon at the meeting are set forth below and more fully described in the attached proxy statement:

     o The election of three class III directors, to serve for the ensuing three-year period and until their respective successors are elected and qualified;

     o A proposal to amend our certificate of incorporation to increase the number of shares of common stock for issuance by us from 200.0 million to 400.0 million;

     o A proposal to amend our certificate of incorporation to increase the number of shares of preferred stock authorized for issuance by us in series from 15.0 million to 30.0 million, with each series to have such rights and preferences as are determined by our board of directors;

     o A proposal to adopt our 2000 Performance Equity Plan under which stock options and other equity based awards will be granted to our directors, officers, employees and consultants; and

     o To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     Our board of directors has fixed the close of business on May 12, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     You will have the opportunity to vote your Winstar shares via telephone or the Internet. We encourage you to utilize these efficient and cost-effective voting methods. If you hold your shares in your own name (i.e., you are a registered stockholder), you should refer to the instructions set forth on the enclosed proxy card. If your Winstar shares are held in the name of a bank or broker (i.e., you are a beneficial owner, but not a record holder), you will receive separate voting instructions from that bank or broker.

                                    By Order of the Board of Directors,

                                    Timothy R. Graham
                                    Secretary

New York, New York
May 22, 2000

Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed envelope, or vote via the internet or by telephone in accordance with instructions set forth on the proxy card.

                          WINSTAR COMMUNICATIONS, INC.

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                               GENERAL INFORMATION

     This proxy statement is furnished to our stockholders in connection with the solicitation of proxies, in the accompanying form, by our board of directors for use in voting at the annual meeting of stockholders, to be held at the W New York hotel, 541 Lexington Avenue, New York, NY 10022, on Wednesday, June 28, 2000, at 10:00 a.m., and at any and all adjournments thereof.

     On or about May 22, 2000, this proxy statement and the accompanying form of proxy, together with a copy of Winstar's annual report to stockholders for the year ended December 31, 1999, including financial statements, are being mailed to each stockholder of record at the close of business on May 12, 2000.

     Our principal executive offices are located at 685 Third Avenue, New York, New York 10017.

What matters am I voting on?

     You are being asked to vote on the following matters:

     o The election of three class III directors, to serve for the ensuing three-year period and until their respective successors are elected and qualified;

     o A proposal to amend our certificate of incorporation to increase the number of shares of common stock authorized for issuance by us from
          200.0 million to 400.0 million;

     o A proposal to amend our certificate of incorporation to increase the number of shares of preferred stock authorized for issuance by us in series from 15.0 million to 30.0 million, with each series to have such rights and preferences as are determined by our board of directors;

     o A proposal to adopt our 2000 Performance Equity Plan under which options to purchase shares of our common stock will be granted to our directors, officers, employees and consultants; and

     o To transact such other business as may properly come before the meeting and any and all adjournments thereof.

Who is entitled to vote?

     Persons who were holders of our common stock and Series A and Series G preferred stock as of the close of business on May 12, 2000, the record date, are entitled to vote at the meeting. As of May 12, 2000, we had issued and outstanding 89,293,861 shares of common stock, 4,471,240 shares of Series A preferred stock and 900,000 shares of Series G preferred stock, comprising all of our issued and outstanding voting stock (collectively, the "Voting Stock").

     Each holder of our common stock and Series A preferred stock is entitled to one vote for each share held on the record date. Each holder of our Series G preferred stock is entitled to a number of votes per share of Series G preferred stock held on the record date equal to the number of shares of common stock into which such share of Series G preferred stock may be converted on such date. As of the record date, each outstanding share of Series G preferred stock was convertible into 22.58 shares of common stock. Accordingly, the Series G preferred stock has aggregate voting power equivalent to approximately 20,324,000 shares of common stock.

     All share amounts and prices in this proxy statement reflect our 3-for-2 common stock split, which was effected by us in March 2000 in the form of a 50% common stock dividend.

What is the effect of giving a proxy?

     Proxies in the form enclosed are solicited by and on behalf of the board. The persons named in the proxy have been designated as proxies by the board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

     If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

     o    FOR the election of the nominees listed below under Proposal I;

     o FOR the approval of the amendment to our certificate of incorporation to increase our authorized common stock as described below under Proposal II;

     o FOR the approval of the amendment to our certificate of incorporation to increase our authorized preferred stock as described below under Proposal III;

     o FOR the approval of our 2000 Performance Equity Plan as described below under Proposal IV.

     If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments thereof. In the event that any other matters are properly presented at the meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Can I change my vote after I return my proxy card?

     Any proxy given pursuant to this solicitation may be revoked by you at any time before it is exercised. You may effectively revoke your proxy by:

     o delivering written notification of your revocation to the Secretary of Winstar;

     o    voting in person at the meeting; or

     o    delivering another proxy bearing a later date.

     Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

     The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("stockholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither "for" nor "against" a matter, but are counted in the determination of a quorum.

What is a "broker non-vote"?

     A "broker non-vote" occurs when a broker submits a proxy that states that the broker does not vote for some of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

How do I vote?

     You may vote your shares in one of three ways: by mail, by telephone or via the Internet. The prompt return of the completed proxy card or telephone or Internet vote will assist Winstar in preparing for the meeting.

     To vote by mail:
     ---------------

     Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need to be affixed if mailed in the United States). You can specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

     To vote by telephone or Internet:
     --------------------------------

     You will have the opportunity to vote your Winstar shares via telephone or the Internet. We encourage you to utilize these efficient and cost-effective voting methods. If you hold your shares in your own name (i.e., you are a registered stockholder), you should refer to the instructions set forth on the enclosed proxy card. If your Winstar shares are held in the name of a bank or broker (i.e., you are a beneficial owner, but not a record holder), you will receive separate voting instructions from that bank or broker.

How many votes are needed for approval of each matter?

     o The election of directors requires a plurality vote of the Voting Stock voted at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Consequently, any shares not voted "FOR" a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee's favor.

     o The amendment to our certificate of incorporation to increase our authorized common stock must be approved by the affirmative vote of a majority of the outstanding shares of Voting Stock.

     o The amendment to our certificate of incorporation to increase our authorized preferred stock must be approved by the affirmative vote of a majority of the outstanding shares of Voting Stock.

     o The approval of the 2000 plan must be approved by the affirmative vote of a majority of the votes cast at the meeting.

     Abstentions from voting with respect to Proposals II, III and IV are counted as "votes cast" with respect to such proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote on Proposal II or III (because of either stockholder withholding or broker non-vote) will have the same effect as a vote cast against the approval of such proposal. Shares deemed present at the meeting but not entitled to vote on Proposal IV (because of either stockholder withholding or broker non-vote) are not deemed "votes cast" with respect to such proposal and therefore will have no effect on such vote.

Security Ownership of Certain Beneficial Owners and Management

     The table and accompanying footnotes on the following pages set forth certain information as of May 12, 2000 with respect to the ownership of our common stock by: (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors and named executive officers and
(iii) all of our directors, director-nominees and executive officers as a group (in each case, based upon information furnished by such persons). Our outstanding Series A and Series G preferred stock is convertible into and votes as a single class with our common stock. Shares of common stock issuable upon
(A) exercise of options which are currently exercisable or exercisable within 60 days of the date of this proxy statement and (B) conversion of the Series A and Series G preferred stock have been included in the following table with respect to the beneficial ownership of the person owning such options or preferred stock, but not with respect to any other persons listed below.

                                                   Number of Shares              Percent
Name and Address of Beneficial Owner              Beneficially Owned     Beneficially Owned (%)
------------------------------------              ------------------     ----------------------
William J. Rouhana, Jr. (1)                               3,756,465 (2)            4.1

Nathan Kantor (1)                                         1,782,636 (3)            2.0

Timothy R. Graham (1)                                       585,378 (4)             *

Richard J. Uhl (1)                                          111,000 (5)             *

Steven B. Magyar                                            127,280 (6)             *
Two Pine Point
Lloyd Harbor, New York 11742

William J. vanden Heuvel                                     111,000(7)             *
812 Park Avenue
New York, New York 10021

Bert Wasserman                                               150,000(8)             *
126 East 56th Street
New York, New York 10022

James I. Cash
Harvard University                                            45,000(9)             *
Graduate School of Business Administration
Baker Library 187, Soldiers Field Road
Boston, Massachusetts 02163

Hartley R. Rogers                                         8,906,477(10)            9.1
c/o Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010

Lawrence B. Sorrel                                        5,275,378(11)            5.6
c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
320 Park Avenue, Suite 2500
New York, New York  10022

                                                   Number of Shares              Percent
Name and Address of Beneficial Owner              Beneficially Owned     Beneficially Owned (%)
------------------------------------              ------------------     ----------------------
Janus Capital Corporation                                 8,743,298(12)            9.8
100 Fillmore Street
Denver, Colorado  80206-4923

Credit Suisse First Boston Equity Partners, L.P.          8,906,477(13)            9.1
11 Madison Avenue
New York, NY 10010

FMR Corp.                                                 8,222,507(14)            9.2
82 Devonshire Drive
Boston, MA 02019

GBU Inc.
GEM Capital Management , Inc.
Gerald B. Unterman                                        7,842,518(15)            8.8
70 East 55th Street
New York, NY  10022

Putnam Investments, Inc.
One Post Office Square                                    5,992,706(16)            6.7
Boston, Massachusetts 02109

Welsh, Carson, Anderson & Stowe VIII, L.P.
320 Park Avenue, Suite 2500                               5,292,045(17)            5.6
New York, New York

All Directors and Executive
Officers as a Group (10 persons)                         20,850,614(18)           19.2


------------------

*    Less than 1%.

(1) The address of this person is c/o Winstar Communications, Inc., 685 Third Avenue, New York, New York 10017.

(2) Includes (i) 2,347,500 shares of common stock issuable upon exercise of certain options and (ii) 193,125 shares of common stock issuable upon exercise of certain options owned by Mr. Rouhana's spouse, as to which Mr. Rouhana disclaims beneficial ownership. Does not include 187,500 shares of common stock issuable upon exercise of options which do not become exercisable within 60 days of the date of this proxy statement. Mr. Rouhana has agreed that, during the term of Nathan Kantor's employment agreement with Winstar, he would vote all shares of common stock he controls in favor of Mr. Kantor as a director of Winstar.

(3) Includes 1,757,674 shares of common stock issuable upon exercise of certain options. Does not include 365,374 shares of common stock issuable upon exercise of options which do not become exercisable within 60 days of the date of this proxy statement.

(4) Includes 166,800 shares of common stock issuable upon exercise of certain options. Does not include 297,200 shares of common stock issuable upon exercise of options which do not become exercisable and 7,200 shares of common stock under a restricted stock award which do not vest within 60 days of the date of this proxy statement.

(5) Includes 105,000 shares of common stock issuable upon exercise of certain options. Does not include 865,000 shares of common stock issuable upon exercise of options which do not become exercisable within 60 days of the date of this proxy statement.

(6) Includes (i) 1,500 shares of common stock owned by Mr. Magyar's spouse, as to which Mr. Magyar disclaims beneficial ownership, (ii) 3,786 shares of common stock owned by benefit plans of which Mr. Magyar is the sole trustee and primary beneficiary and (iii) 105,000 shares of common stock issuable upon exercise of certain options.

(7) Includes 105,000 shares of common stock issuable upon exercise of certain options. Also includes 750 shares of common stock owned by Mr. vanden Heuvel's spouse, as to which Mr. vanden Heuvel disclaims beneficial ownership.

(8) Includes 135,000 shares of common stock issuable upon exercise of certain options.

(9) Includes 45,000 shares of common stock issuable upon exercise of certain options.

(10) Represents shares of common stock issuable upon conversion of the Series G preferred stock beneficially owned by Credit Suisse First Boston Equity Partners, L.P., of which Mr. Rogers is a Managing Director, and certain affiliated parties. Mr. Rogers disclaims beneficial ownership of these shares.

(11) Includes 5,269,822 shares of common stock issuable upon conversion of the Series G preferred stock beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P., of which Mr. Sorrel is a General Partner, and certain affiliates (collectively, "Welsh, Carson"). Mr. Sorrel disclaims beneficial ownership of the shares of common stock owned directly by Welsh, Carson and its affiliates. Information with respect to this stockholder was derived from its Schedule 13D, as filed with the SEC on February 2000.

(12) Represents shares of common stock beneficially owned by Janus Capital Corporation ("Janus Capital") and certain affiliated investment companies for which it is a registered investment adviser. As a result of its role as investment adviser or sub-adviser to these investment companies, Janus Capital may be deemed to be the beneficial owner of the shares of common stock held by such companies. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by such companies and disclaims any ownership associated with such rights. Information with respect to this stockholder was derived from its Schedule 13G as filed with the SEC in January 2000.

(13) Represents shares of common stock issuable upon conversion of Series G preferred stock beneficially owned by Credit Suisse First Boston Equity Partners, L.P. and certain affiliates. Information with respect to this stockholder was derived from its Schedule 13D as filed with the SEC in February 2000.

(14) Represents shares of our common stock beneficially owned by FMR Corp, the parent holding company of, among others, Fidelity Management & Research Company ("Fidelity Management"). FMR Corp is a registered investment adviser which acts as investment adviser to various registered investment companies within the Fidelity family of investment funds. Information with respect to this stockholder was derived from its Schedule 13G, as amended, as filed with the SEC in February 2000.

(15) Represents shares or our common stock beneficially owned by GBU Inc. and GEM Capital Management, Inc. Each of GBU and GEM is a registered investment adviser which acts as investment adviser to various funds and managed accounts. Gerald B. Unterman is the President, a director and principal stockholder of GBU and GEM Capital. Mr. Unterman, GBU and GEM Capital are deemed to beneficially own shares of common stock held by those funds and managed accounts over which they exercise control. Information with respect to these stockholders was derived from their Schedule 13G, as amended, filed with the SEC in February 2000.

(16) Represents shares of common stock beneficially owned by Putnam Investments, Inc. and certain, affiliates. Information with respect to this stockholder was derived from its Schedule 13G as filed with the SEC in February 2000.

(17) Represents shares issuable upon conversion of Series G preferred stock beneficially owned by Welsh, Carson, including 22,223 shares issuable upon conversion of Series G preferred stock beneficially owned by WCAS Information Partners, LLP. Information with respect to this stockholder was derived from its Schedule 13D, as filed with the SEC on February 2000.

(18) Includes shares referred to as being included in notes (2) through (11). Excludes shares referred to in such notes as being excluded.

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish Winstar with copies of all such reports they file. To Winstar's knowledge, based solely on review of the copies of such reports furnished to Winstar and written representations that no other reports were required during the year ended December 31, 1999, all filings under Section 16(a) were made as required.

                   Proposal I: Election of Class III Directors

     The board is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), presently consisting of Timothy R. Graham, James I. Cash and Hartley R. Rogers will expire in 2001; the term of office of the second class of directors (Class II), presently consisting of Bert W. Wasserman, Nathan Kantor and Lawrence B. Sorrel, will expire in 2002; and the term of office of the third class of directors (Class III), presently consisting of William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, will expire at the meeting. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed.

Information Concerning Nominees

     Three persons will be elected at the meeting to serve as Class III directors for a term of three years. The board has nominated William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, the incumbent Class III directors, as the candidates for election. Unless otherwise specified in the form of proxy, the proxies solicited by the management will be voted "FOR" the election of these candidates. In case any of these nominees becomes unavailable for election to the board, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. The following information was furnished by the nominees:

                               Class III directors

     William J. Rouhana, Jr., 47, has been a director of Winstar since its inception, its chairman of the board since February 1991, and its chief executive officer since May 1994. Mr. Rouhana was president and chief executive officer of Winstar Companies, Inc., a merchant banking firm which focused on media and telecommunications investments, and its affiliates from 1983 until November 1995. Through Winstar Companies, he served, from August 1987 to February 1989, as vice chairman of the board and chief operating officer of Management Company Entertainment Group, Inc., a diversified distributor of entertainment products, and thereafter as its Vice Chairman of the board until May 1990. Mr. Rouhana was in private legal practice from 1977 to 1984, specializing in the financing of entities involved in the development of entertainment products and information services. Mr. Rouhana is a former vice chairman of the board of governors of the United Nations Association and is a member of the board of directors of Business Executives for National Security. He also co-founded and is co-chairman of the Humpty Dumpty Institute and a member of the board of trustees of Colby College. He is a Phi Beta Kappa graduate of Colby College, a Thomas J. Watson Fellow (1972-1973) and a graduate of Georgetown University School of Law.

     Steven B. Magyar, 51, has been a director of Winstar since June 1993. Since May 1994, Mr. Magyar has owned and operated a private business which specializes in financial services for high net worth individuals and business owners. From 1989 to May 1994, Mr. Magyar was a regional vice president of CIGNA Insurance Co. and during the preceding fifteen years held various sales and sales management positions with CIGNA. Mr. Magyar has served on CIGNA's strategic business development committee and has been a guest lecturer at New York University. Mr. Magyar also is a certified life underwriter and chartered financial consultant with the American College of Insurance. Mr. Magyar is a member of the National Association of Underwriters and the American Society of CLU and ChFC. Mr. Magyar is a graduate of Colby College.

     William J. vanden Heuvel, 70, has been a director of Winstar since June 1995. Since 1984, he has served as senior advisor to Allen & Co., an investment banking firm, as well as counsel to the law firm Stroock & Stroock & Lavan. He served as a director of Time Warner from 1981 to 1993 and currently is a director of Zemex Corp., a New York Stock Exchange listed company engaged in the mining and exploitation of industrial minerals. Ambassador vanden Heuvel also has been a member of the IRC Group, a Washington D.C.-based consulting group made up of former United States ambassadors, since 1981. From 1979 to 1981, Ambassador vanden Heuvel served as United States Deputy Permanent Representative to the United Nations. From 1977 to 1979, he served as United States Ambassador to the European Office of the United Nations and various other international organizations. He was Special Assistant to United States Attorney General Robert
F. Kennedy from 1961 to 1964. Ambassador vanden Heuvel is a graduate of Deep Springs College, Cornell University and Cornell Law School. He is chairman of the Franklin and Eleanor Roosevelt Institute and chairman of the Council of American Ambassadors and vice chair of the World Federation of the United Nations Associations.

                 The Board of Directors recommends voting "FOR"
                           each of the above nominees.

Information Concerning Other Directors and Executive Officers

                                Class I Directors

     James I. Cash, 52, has been a director of Winstar since January 1997. Professor Cash has been a member of the faculty of Harvard Business School since 1976, having taught in its Masters of Business Administration, Management Development, Global Leadership and Advanced Management programs. Professor Cash currently serves as a trustee for Massachusetts General Hospital and Partners Healthcare, overseer for the Boston Museum of Science, and is a member of the board of directors of Cambridge Technology Partners, The Chubb Corporation, General Electric Company, Knight-Ridder, Inc. and State Street Bank and Trust Company. Professor Cash has authored numerous articles and several books on topics related to information technology and corporate management and structure. Professor Cash is a graduate of Texas Christian University, Purdue University's Graduate School of Mathematical Sciences and Purdue University's Krannert Graduate School of Management.

     Timothy R. Graham, 50, has served as executive vice president, general counsel and secretary of Winstar since October 1994 and has been a director of Winstar since January 1999. Prior to 1994, Mr. Graham was engaged in the practice of law, specializing in corporate finance, regulatory and business law. Mr. Graham is a member of the board of advisors of the Instructional Television Station of the Archdiocese of New York and a director of the American Electronics Association. Mr. Graham is a graduate of Fordham Law School and the Georgetown University School of Foreign Service.

     Hartley R. Rogers, 40, has been a director of Winstar since February 2000. Mr. Rogers has been managing director and co-head of Credit Suisse First Boston Equity Partners, L.P., a $2.75 billion private equity fund based in New York City, since its inception in 1998. Prior to that time, Mr. Rogers was managing director and head of the private investment department at Morgan Stanley Dean Witter & Co. where he managed the Princes Gate Investors private equity funds and the Morgan Stanley Bridge Fund, LLC, a high-yield bridge lending entity. Prior to that time, Mr. Rogers was president of J.G. Fogg & Co. Incorporated, a venture capital firm, and an investment banker at Morgan Stanley & Co. Incorporated. He received an A.B. from Harvard College and an M.B.A. from the Harvard Business School.

                               Class II Directors

     Nathan Kantor, 57, has been a director of Winstar since October 1994 and president and chief operating officer of Winstar since September 1995. From 1991 to September 1995, Mr. Kantor was president of ITC Group, Inc., a company that specialized in the development of emerging competitive telecommunications companies. Through ITC, Mr. Kantor coordinated all of Winstar's communications operations from June 1994 to September 1995. From January 1985 to December 1990, he was president of MCI Telecommunications Corporation (Northeast Division). Mr. Kantor was a founder of MCI International, Inc., and served as its president and chief operating officer from its founding in July 1982 to December 1984. From 1972 to 1982, Mr. Kantor held a number of senior management positions with MCI Communications, including vice president of National Operations. Mr. Kantor also is currently the chairman of the board and chief executive officer of Image

Telecommunications Corp., a company involved in the development of information and video servers. Mr. Kantor is a graduate of Florida State University and the United States Military Academy at West Point.

     Lawrence B. Sorrel, 41, has been a director of Winstar since February 2000. Mr. Sorrel has been a general partner at Welsh, Carson, Anderson & Stowe VIII, L.P., a New York City-based private equity investment firm, since joining that firm in 1998. For the previous twelve years, he worked in the private equity business at Morgan Stanley Dean Witter & Co. where he was a managing director and one of the senior executives responsible for the firm's private equity investment activities. He is chairman of the board of directors of SpectraSite Holdings, and a member of the board of directors of Emmis Communications, Valor Telecommunications, Westminster Healthcare, and Select Medical Corporation. He holds a B.A. from Brown University and J.D. and M.B.A. degrees from Harvard University.

     Bert Wasserman, 67, has been a director of Winstar since June 1995. Mr. Wasserman served as executive vice president and chief financial officer of Time Warner, Inc. from 1990 until his retirement in 1995 and served on the board of directors of Time Warner, Inc. and its predecessor company, Warner Communications, Inc. from 1981 to 1995. He joined Warner Communications, Inc. in 1966 and had been an officer of that company since 1970. Mr. Wasserman is director of several investment companies in the Dreyfus Family of Funds. He is a director of Malibu Entertainment, Inc., Lillian Vernon Corporation and PSC Inc. He is a graduate of Baruch College and Brooklyn Law School.

                             Other Executive Officer

     Richard J. Uhl, 59, has been the president and chief operating officer of Winstar for Buildings since joining Winstar in December 1997. In November, 1999, Mr. Uhl was also appointed group executive and chief financial officer. Before joining Winstar, Mr. Uhl was a member of the board of directors of Frontier Corporation, a position he assumed when ALC Communications Corporation merged with Frontier Corporation in 1995. Mr. Uhl previously served on ALC's board for four years, and was vice president, controller and treasurer of MCI Communications Corporation for seven years. Mr. Uhl served as president and board member of Chicago Holdings, Inc., a privately-owned investment banking firm, for 12 years. Mr. Uhl holds a masters degree from the New York University Graduate School of Business Administration and a bachelor's degree from Muhlenberg College.

Board Meetings, Committees and Compensation

     Our board met nine times during the year ended December 31, 1999. Each director attended all of these meetings, except for Mr. Cash who attended six meetings.

     The board currently maintains a standing audit committee, compensation committee and nominating and corporate governance committee. Additionally, from time to time, the board establishes special committees for specific purposes. The membership of the standing committees is as follows, with the committee chairman listed first:

                                                                                          Nominating and
                                                                                       Corporate Governance
          Audit Committee                     Compensation Committee                        Committee
------------------------------------    -----------------------------------    ------------------------------------
           Bert Wasserman                        Steven B. Magyar                    William J. vanden Heuvel
          Steven B. Magyar                   William J. vanden Heuvel                    Steven B. Magyar
           James I. Cash                           James I. Cash                        Timothy R. Graham
         Hartley R. Rogers                      Lawrence B. Sorrel


     The board's audit committee met three times during the year ended December 31, 1999. All members of the audit committee attended all of these meetings. The responsibilities of the audit committee include, in addition to such other duties as the board may specify, (i) recommending to the board the appointment of independent accountants; (ii) reviewing the timing, scope and results of the independent accountants' audit examination and the related fees; (iii) reviewing periodic comments and recommendations by our independent accountants and our response thereto; (iv) reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and (v) making recommendations to the board with respect to significant changes in accounting policies and procedures.

     The board's compensation committee met four times during the year ended December 31, 1999. All members of the compensation committee attended all of these meetings, except Mr. vanden Heuvel, who attended three. The responsibilities of the compensation committee include, in addition to such other duties as the board may specify, (i) reviewing and recommending to the board the policies relating to salaries, compensation and benefits of the executive officers and key employees of Winstar, and setting the salary, benefits and other compensation of the Chief Executive Officer, (ii) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and (iii) administering Winstar's stock option, stock purchase and other employee compensation plans.

     The board's nominating and corporate governance committee met once during the year ended December 31, 1999. All members of this committee attended the meeting. The responsibilities of the nominating and governance committee include, in addition to such other duties as the board may specify, considering and recommending to the board nominees for directors, succession planning and corporate governance matters.

     We pay each outside director $500 for his attendance at each meeting of a board committee of which he is a member and $1,000 for his attendance at each meeting of our board as well as annual compensation in an amount of $10,000. In addition, on January 13th of each year during the term of our 1992 performance equity plan, assuming there are enough shares then available for grant under this plan, we award each person who is then a member of our board stock options to purchase 15,000 shares of our common stock with an exercise price equal to the market price of our common stock at that time (as determined in accordance with the 1992 plan). These options are immediately exercisable as of the date of grant and have a term of ten years.

Executive Compensation

     The following table shows the compensation for the years ended December 31, 1999, 1998 and 1997 earned by (i) William J. Rouhana, Jr., our chairman and chief executive officer, (ii) Nathan Kantor, Timothy R. Graham and Richard J. Uhl, our other executive officers and (iii) Charles T. Dickson, our former executive vice president and chief financial officer who resigned in October 1999 (all of these executive officers are referred to collectively as the "named executive officers").

                                            SUMMARY COMPENSATION TABLE

                                                    Annual Compensation                  Long Term Compensation
                                             ------------------------------------       -----------------------------
                                                                     Other Annual       Restricted         Securities
                                             Salary       Bonus      Compensation      Stock Awards        Underlying
Name and principal position        Year        ($)       ($)(1)           ($)              ($)             Options (#)
---------------------------        ----      ------       -----     ------------       ------------       ----------------
William J. Rouhana, Jr.            1999        537,002     858,587    67,543 (2)            -              165,000 (1) (4)
 Chairman of the board and         1998        554,387     750,000         -                -             1,365,000 (3)(4)
 chief executive officer           1997        483,658     500,000         -                -                   15,000 (4)

Nathan Kantor                      1999        524,363     645,000         -                -               115,000 (1)(4)
 President and chief operating     1998        519,237     625,000         -                -               765,000 (3)(4)
 officer                           1997        448,085     450,000         -                -                   15,000 (4)

Timothy R. Graham                  1999        316,820     300,000         -             312,900            200,000 (1)(4)
 Executive vice president,         1998        284,416     220,000         -                -                  121,500 (1)
 general counsel and secretary     1997        225,000     225,000         -                -                          -0-

Richard J. Uhl                     1999        332,043     300,000         -              74,000               602,500 (1)
Group executive and chief          1998        311,526     190,000         -                -                    75,000(1)
 financial officer                 1997         11,538      30,000         -                -                  337,500 (5)

Charles T. Dickson                 1999        306,455         -0-         -                -                            -
 Former executive vice             1998        321,921     150,000         -                -                        1,500
 president and chief financial     1997         11,923      30,000         -                -                   375,000(5)
 officer (6)


-----------------------------

(1) Represents or includes bonuses paid or stock options granted as compensation for the year indicated, the payment or grant of which was made in the subsequent calendar year.

(2) Includes company paid insurance premiums, aircraft usage ($55,439) and the company matching contribution under its 401(k) plan, payable in Winstar common stock.

(3) Includes options to purchase shares of common stock granted pursuant to the terms of the executive's employment agreement entered into in such year. See "Employment Agreements."

(4) Includes or represents options to purchase 15,000 shares of common stock granted annually to directors of Winstar under the 1992 Equity Plan. See "Stock Option Plans."

(5) Granted in connection with the commencement of the named executive's employment with Winstar.

(6) Mr. Dickson resigned as Executive Vice President and Chief Financial Officer of Winstar in October 1999.

     Except where indicated, Winstar cannot determine, without unreasonable effort or expense, the specific amount of certain personal benefits afforded to its employees, or the extent to which benefits are personal rather than business. Winstar has concluded that the aggregate amounts of such personal benefits which cannot be specifically or precisely ascertained do not in any event exceed, as to each individual named in the preceding table, the lesser of $50,000 or 10% of the compensation reported in the preceding table for such individual, and that such information set forth in the preceding table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

     This report is made by our compensation committee (as used in this report, the "Committee"). Mr. Rouhana resigned from the Committee during 1999 and the Committee currently consists of four non-employee directors. The responsibilities of the Committee include:

     o reviewing and recommending to the board the policies relating to salaries, compensation and benefits of the executive officers and key employees of Winstar, and setting the salary, benefits and other compensation of the Chief Executive Officer;

     o reviewing any related party transactions on an ongoing basis for potential conflicts of interest; and

     o administering Winstar's stock option, stock purchase and other employee compensation plans.

Executive Compensation Policies and Objectives

     The Committee evaluates the compensation levels of senior management and evaluates the various factors affecting compensation of Winstar's highest paid officers. The Committee believes that compensation to Winstar's executive officers should be designed to encourage and reward management's efforts to establish and strengthen Winstar's business and to create added value for stockholders. Such a compensation program helps to achieve Winstar's business and financial objectives and also provides incentives needed to attract and retain the highly qualified executives and other personnel needed for Winstar to achieve its goal of rapidly developing and expanding its telecommunications and other businesses and to successfully operate in a competitive marketplace. The Committee also attributes a substantial portion of each executive officer's compensation to Winstar's performance and the particular contribution made to Winstar by such officer and his business unit.

     The Committee's executive compensation objectives are:

     o to ensure competitive levels of compensation that enable Winstar to attract, retain and motivate executives of outstanding ability and character to lead Winstar successfully in its highly competitive industry characterized by rapid technological change, innovation and significant capital investment requirements;

     o to tie a meaningful portion of compensation to the achievement of improved long term stockholder value and other business objectives; and

     o to provide equity-based long term incentives that directly link the compensation of executives to appreciation in Winstar's common stock and align the financial interests of the executives with those of Winstar's stockholders.

     The Committee reviewed many operational and strategic factors in evaluating Winstar's performance in 1999. Key factors considered were:

     o achievement of performance targets fixed by the board, including its specific financial and operational targets such as revenue growth, EBITDA and capital expenditure goals in Winstar's core businesses.

     o the quality of revenues generated, including the development of recurrent high-margin revenue streams through customer growth and network and product development.

     o the continued development of Winstar's integrated broadband services business, including such critical elements as:

          o the rapid expansion of Winstar's local broadband networks and the interconnection of those networks to further develop its national end-to-end broadband network, including the acquisition of indefeasible rights of use (IRUs) for intercity fiber, acquisition of substantial additional building access rights, acquisition of additional spectrum rights, the successful integration into Winstar's network of additional switches and other assets, including the integration of Winstar's voice and data networks increasing the value of the network, the deployment of point-to-multipoint service and the deployment of OC-3 point-to-point service;

          o the rapid growth and development of Winstar's data and Internet business, including the launch of Office.com, the sale of a 33 1/3% interest in Office.com to CBS, the expansion of Winstar's web hosting business, the development of Winstar's business as an application service provider including Winstar's participation in Microsoft's Office Online pilot program and the provisioning of data services in Winstar's top 60 data markets;

          o the continued growth of Winstar's international business, including the acquisition of key spectrum rights overseas, the consummation of International acquisitions and the commencement of service in Europe and in Japan;

          o the further development of Winstar's network and management systems;

          o the growth of Winstar's workforce from approximately 2,800 to 3,900 employees in 1999; and

          o the successful planning for Winstar's future growth through the consummation of several key financing arrangements, including a common stock offering and a preferred stock offering.

     The Committee believes that Winstar appropriately awarded its executive officers for their short and long term efforts throughout 1999.

Executive Compensation Policy and Structure

     The compensation of each of Winstar's executive officers during the prior year consisted of three principal parts - a base salary, an incentive bonus and equity compensation, typically in the form of a stock option grant which vests over a period of several years. As more fully described below, the bonus and equity components are discretionary, meaning that the total compensation of these executives depends upon several factors, including individual contribution, attainment of individual and business unit performance objectives, and company-wide performance; however, there is no specific weight given to each criterion and Winstar is not obligated to provide equity incentives, bonuses or increased cash compensation at any time. In addition, executive officers are entitled to various benefits, including medical and other insurance coverage and a 401(k) plan generally available to all employees of Winstar.

         Base Salary

     Base salaries are intended to compensate executives for their ongoing leadership skills and management responsibility and depend upon factors such as the executive's experience, capabilities and unique talents and strengths. The Chief Executive Officer and the Chief Operating Officer have employment agreements with Winstar under which their base salaries are set, subject to periodic review and adjustment to reflect among other things, changes in the duties and responsibilities of such officer, his contribution to Winstar's achievements during the prior year and the salaries paid to executives performing similar functions at companies of similar size and complexity to Winstar. The salaries of each of Winstar's executive officers was increased in 1999 based upon the terms of their respective employment agreements and/or the Committee's review of the factors relating to executive compensation levels described elsewhere in this report. Base salaries of Winstar's other officers are reviewed annually by Winstar's senior executive officers based on the same policies and objectives applied by the Committee to senior management. The Committee reviews, but does not approve, the decisions regarding the salaries of such other officers.

     Bonus

     The incentive bonuses are dependent upon individual, business unit or division, and overall company performance. For purposes of determining annual bonuses, the Committee evaluates the achievement of goals set at the start of the year and compares Winstar's performance in that year to the prior year. The 1999 bonus amounts awarded to Winstar's executives were based upon these criteria. These accomplishments included the continued development and expansion in 1999 of Winstar's voice and data businesses and its information services business, including the identification and negotiation of key strategic commercial, acquisition and financing transactions, each of which helped to significantly accelerate Winstar's development and the growth of its network and business.

     Stock Options and Restricted Stock Awards

     The third principal component of compensation arises from Winstar's grant of stock options and restricted stock awards. The Committee believes that stock options and restricted stock awards serve as important long-term incentives for employees by encouraging their continued employment and commitment to Winstar's performance. Accordingly, stock options and restricted stock awards become exercisable over a period of years, based on continued employment with Winstar. Stock options, once vested, generally remain exercisable for a period of up to 10 years after vesting. The Committee believes that stock options and restricted stock awards are an excellent means to align the interests of Winstar's employees with those of its stockholders.

     The number of stock options and restricted stock awards granted to executive officers is determined by the Committee and generally is based upon the same factors considered with respect to that officer's bonus, as described above. In addition, the Committee strives to grant options at a level sufficient to provide a strong incentive for executives to work for the long-term success of the business.

     Stock option grants to other officers and employees are determined by senior management pursuant to an option grant program approved by the Committee. Under that program, employees are eligible for annual option grants, based once again upon their individual performance and the performance of their business unit and Winstar during the prior year, within a fixed range which varies depending upon the aggregate number of options approved by the Committee and the employee's level within the company.

     The Committee has reviewed the compensation of Winstar's executive officers and has concluded that their compensation was reasonable in view of Winstar's performance and the contribution of those officers to that performance.

Compensation of the Chief Executive Officer

     As stated above, Mr. Rouhana's base salary for 1999 was determined in accordance with his employment agreement in effect for that year. His salary increased from the 1998 level based on the Committee's review of his performance, and that of Winstar, in 1999 and the level of compensation paid to chief executives of similarly situated companies. As a portion of his 1999 compensation, the Committee awarded Mr. Rouhana an incentive bonus of $858,587. This award consisted of a cash bonus of $805,500 (paid in 2000) and reimbursement of $53,087 in taxes payable in connection with other benefits provided to him. The latter amount resulted in Mr. Rouhana's bonus for 1999 exceeding 150% of his salary and was approved by the Committee. This award was based on the Committee's evaluation of his performance and Winstar's achievements in 1999, which included, among other things, that Winstar:

     o secured significant additional funding by entering into an agreement for a $900 million private equity financing with Microsoft, Welsh, Carson, Anderson & Stowe and Credit Suisse First Boston Equity Partners;

     o expanded the reach of its broadband network to 60 domestic and 10 international markets and more than doubled its building access rights to more than 8,000 buildings;

     o increased total revenue by 82.3%; while increasing overall gross margins to 29%;

     o increased its online content, including the launch of Office.com, ranked the number one online business center by Cahner's In Stat as of November, 1999;

     o accelerated the roll out of its broadband network by adding record number of hub sites, switches and lit fiber;

     o positioned Winstar to strengthen its balance sheet though the refinancing of its debt and certain preferred equity; and

     o experienced significant appreciation in enterprise value and common stock market price from the prior year.

     In January 1998, Winstar and Mr. Rouhana entered into a three year employment agreement, the terms of which were approved by the Committee. See "Employment Agreements" for a more detailed discussion of the terms of this agreement. The employment agreement provides for a minimum annual base salary, with annual increases as agreed upon by Winstar and Mr. Rouhana, a discretionary annual cash bonus and a grant of stock options which vest over time and are exercisable at prices at or substantially above the market price of Winstar's stock on the date of the agreement. In making the decision regarding the grant of stock options, the Committee also evaluated Mr. Rouhana's performance relative to the guidelines described above, Winstar's achievements during the term of his prior contract, equity awards to chief executives of comparable companies, his critical leadership role in Winstar's future success and the degree to which other companies have linked compensation of their chief executives to stockholder returns. In addition, the Committee used subjective criteria that it deemed relevant in its reasonable business discretion, such as its opinions about the business environment and the particular challenges for Winstar as well as the potential market for Mr. Rouhana's services. The Committee believes that the compensation package is in line with industry and market standards and appropriate in light of his past performance and Winstar's aggressive plans for growth.

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate future filings made by us under those statutes, the preceding report on executive compensation and our stock performance graph (set forth below) will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by us under those statutes.

                    The members of the compensation committee
                    -----------------------------------------

                           Steven B. Magyar, Chairman
                            William J. vanden Heuvel
                                  James I. Cash
                               Lawrence B. Sorrel

                              OPTION GRANTS IN 1999

     The following table sets forth certain information concerning individual grants of stock options during 1999 to each of the named executive officers.

                                   Individual Grants

                                                                                                  Potential Realizable
                                                                                                  Value At Assumed
                                                                                                  Annual Rates of Stock
                                                                                                  Price Appreciation
                                                                                                  for Option Term
                                                                                                  ----------------------
                               Number of        Percent of
                               Securities      Total Options
                               Underlying       Granted to       Exercise or
                                Options        Employees in       Base Price    Expiration
            Name              Granted (#)     Fiscal Year (%)        ($)           Date             5% ($)        10% ($)
------------------------    -------------     ---------------    -----------    ----------         --------       --------
William J. Rouhana, Jr.
 Chairman of the board and           15,000              .1310     27.1667        1/13/09           256,274        649,450
 chief executive officer

Nathan Kantor
 President and chief                 15,000              .1310     27.1667        1/13/09           256,274        649,450
 operating officer

Timothy R. Graham                    15,000              .1310     27.1667        1/13/09           256,274        649,450
 Executive vice president,          120,000             1.0477     28.0000          (2)             606,688      1,883,827
 general counsel and                150,000             1.3097     41.3330          (3)           2,108,591      4,783,674
 secretary(5)                       -------             ------                                    ---------      ---------
                                    285,000             2.4884                                    2,971,554      7,316,952

Richard J. Uhl                       75,000              .6548     28.0000          (2)             379,180      1,177,392
 Group executive and chief          225,000             1.9645     41.3333          (3)           3,162,886      7,175,511
 financial officer(5)               337,500             2.9467     24.6667          (4)           2,300,047      5,082,502
                                    -------             ------                                    ---------      ---------
                                    637,500             5.5661                                    5,842,114     13,435,406

Charles T. Dickson
 Former executive vice                  -0-                -0-       N/A            N/A                 N/A            N/A
 president and chief
 financial officer (1)


------------------

(1) Mr. Dickson resigned as executive vice president and chief financial officer of Winstar in October 1999.

(2) These options vest in equal annual installments over five years and expire five years after vesting.

(3) These options vest in varying installments over ten years and expire five years after vesting.

(4) These options vest in equal annual installments over three years and expire five years after vesting.

(5) The grants reflected in this table do not include grants of 3,000 shares of common stock and 1,800 shares of common stock, respectively, to Messrs. Uhl and Graham made under our 1995 plan in October 1999. They also do not reflect a grant of 7,200 shares of restricted common stock to Mr. Graham made under our 1995 plan in December 1999, which shares vest in equal annual installments of 1,800 shares on each of the first through fourth anniversaries of the date of grant.

                     AGGREGATED OPTION EXERCISES IN 1999 AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning exercises of stock options during 1999 by each of the named executive officers and the fiscal year-end value of unexercised options held by such persons.

                                    Shares        Value          Number of Securities          Value of Unexercised
                                   Acquired     Realized        Underlying Unexercised        In-The-Money Options at
                                      on         ($'s in              Options At                Fiscal Year-End (1)
             Name                  Exercise    thousands)        Fiscal Year-End (#)            ($'s in thousands)
                                     (#)
-------------------------------  ------------ ------------- ------------------------------ -----------------------------
                                                              Exercisable    Unexercisable    Exercisable   Unexercisable
William J. Rouhana, Jr.
 Chairman of the board and                --             --       2,070,000         525,000         74,631          12,081
 chief executive officer

Nathan Kantor
 President and chief                  450,000         9,042       1,727,674         280,374         63,849           6,246
 operating officer

Timothy R. Graham
 Executive vice president,                 --            --         120,300         293,700          4,709           4,611
 general counsel and secretary

Richard J. Uhl
 Group executive and chief             45,000         1,124          90,000         840,000          3,203          18,665
 financial officer

Charles T. Dickson                     75,000           975          75,300             -0-         2,829               -0-
 Former executive vice
 president and chief financial
 officer (2)


------------------------

(1) Represents the difference between the aggregate market value at December 30, 1999 of the common stock underlying the options, based on a last sale price of $48.9167 on that date, and the options' aggregate exercise prices.

(2) Mr. Dickson resigned as executive vice president and chief financial officer of Winstar in October 1999.


                                PERFORMANCE GRAPH

     The following graph and table compare the five-year stockholder returns (from January 1995 through December 1999) of an investment in: (i) the common stock of Winstar, (ii) the Nasdaq Telecommunications Index and (iii) the Nasdaq Stock Market - US Index. The comparison assumes that $100 was invested on December 31, 1994 in Winstar's common stock and in each of the comparison groups and assumes reinvestment of dividends (though Winstar paid no dividends on its common stock during such period).

                                            1994           1995         1996         1997       1998           1999
                                         --------        --------     --------     --------   --------      ---------
WCII                                     100.0000         189.8701    232.7273     276.3636   432.2078      834.0260

Nasdaq Stock Market Index - US Index     100.0000         141.3350    173.8981     213.0671   300.4315      555.9882

Nasdaq Telecommunications Index          100.0000         130.9130    133.8602     195.4000   323.5145      572.4319

Employment Agreements

     In January 1998, Mr. Rouhana and Winstar entered into a three-year employment agreement, effective March 1, 1998, pursuant to which Mr. Rouhana continues to serve as Winstar's chairman of the board and chief executive officer. The employment agreement provides for a minimum annual base salary of $537,500, with annual increases as agreed upon by Winstar and Mr. Rouhana. The employment agreement also provides that Mr. Rouhana is eligible for an annual cash bonus, payable at the discretion of the board, not to exceed 150% of his base salary then in effect. At the time of execution of this employment agreement, Mr. Rouhana was granted: (i) immediately exercisable options to purchase 450,000 shares of common stock for $17.33 per share, the closing sale price of the common stock on the day immediately preceding the agreement date;
(ii) options to purchase 450,000 shares of common stock which vested on January 6, 1999, of which 150,000 are exercisable at a price of $17.33 per share and 300,000 are exercisable at a price of $26 per share; and (iii) options to purchase 450,000 shares of common stock which vested on January 6, 2000, of which 150,000 are exercisable at a price of $17.33 per share and 300,000 are exercisable at a price of $34.67 per share.

     In September 1998, Mr. Kantor entered into a three-year employment agreement with Winstar. The employment agreement provides for a minimum annual base salary of $518,350, with annual increases as agreed upon by Winstar and Mr. Kantor. The employment agreement also provides that Mr. Kantor is eligible for



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


an annual cash bonus, payable at the discretion of the chief executive officer and the board, not to exceed 125% of his base salary then in effect. At the time of execution of this employment agreement, Mr. Kantor was granted: (i) immediately exercisable options to purchase 250,000 shares of common stock for $17.33 per share, which is greater than the $14.33 closing sale price of the common stock on the business day immediately preceding the agreement date; (ii) options to purchase 250,376 shares of common stock which vested on September 6, 1999, of which 83,709 are exercisable at a price of $17.33 per share and 166,667 are exercisable at a price of $26 per share; and (iii) options to purchase 166,667 shares of common stock which vest on September 6, 2000, of which 83,709 are exercisable at a price of $17.33 per share and 166,665 are exercisable at a price of $34.67 per share.

     In April 1997, Winstar entered into Executive Severance Agreements (each a "Severance Agreement") with each of the named executive officers and certain other senior officers of Winstar and its subsidiaries. The Severance Agreement generally provides that, if during the two years following a Change of Control or potential Change of Control of Winstar (each as defined in the Severance Agreement), either (A) the covered executive's employment is terminated by Winstar (other than due to the executive's death or Disability or for Cause, as defined in the Severance Agreement) or (B) the covered executive terminates his or her employment with Winstar for Good Reason (as defined in the Severance Agreement), then such executive will be entitled to receive certain severance benefits, including a cash severance payment equal to one and one-half times the aggregate of (i) such executive's annual base salary then in effect plus (ii) such executive's average full-year bonus over the prior two years. Additional benefits to which a covered executive would be entitled include continued medical and other insurance benefits for one and one-half years following termination and career outplacement services.

     As defined in the Severance Agreement, "Change of Control of Winstar" generally means that a third party has acquired 35% or more of Winstar's voting stock (whether through a stock purchase, exchange, tender offer or merger) or substantially all of Winstar's assets. A "potential Change of Control" of Winstar would occur if: (w) an agreement is entered into, the consummation of which would result in a Change of Control; (x) a third party makes a public announcement of an intention to take action that, if consummated, would result in a Change of Control of Winstar; (y) Winstar's Stockholder Rights Plan is triggered; or (z) the board makes a good faith determination that a potential Change of Control has occurred. The Severance Agreement has an initial term of three years and renews automatically for successive one-year terms unless Winstar notifies the covered executive within six months prior to the end of the then current term that the Severance Agreement will terminate at the end of such term.

Certain Relationships and Related Transactions

     Winstar leases office space located in Westport, Connecticut from KKJ Properties, LLC, an entity controlled by Nathan Kantor, president and chief operating officer of Winstar. This is a month-to-month lease under which Winstar pays monthly rent of $6,600, which Winstar believes to be a fair market rate.

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



Equity Compensation Plans

     Winstar maintains the 1992 plan, under which a total of 3.0 million shares of common stock were made available for grants to Winstar's key employees, officers, directors and consultants. Awards consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1992 plan. On January 13th of each calendar year during the term of the 1992 plan, assuming there are enough shares then available for grant under the 1992 plan, each person who is then a director of Winstar is awarded a stock option to purchase 15,000 shares of Winstar's common stock at the fair market value thereof (as determined in the accordance with the 1992 plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years. These are the only awards which may be granted to a director of Winstar under the 1992 plan. As of May 12, 2000, options to purchase 732,699 shares of common stock were outstanding under the 1992 plan and there were 412,076 shares available for future grant under the 1992 plan.

     Winstar also maintains the 1995 plan, under which a total of 22.5 million shares of common stock were made available for grants to Winstar's key employees, officers, directors and consultants. Awards may consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1995 plan. As of May 12, 2000, options to purchase 18,384,256 shares of common stock were outstanding under the 1995 plan and there were 572,382 shares available for future grant under the 1995 plan.

     In March 2000, our board of directors approved the 2000 performance equity plan, under which a total of 10.0 million shares of common stock will be made available for grants to Winstar's key employees, officers, directors and consultants, upon stockholder approval as contemplated by Proposal IV below. Awards may consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 2000 plan. There are currently no options outstanding under the 2000 plan.

    We also maintain a qualified employee stock purchase plan which covers 1.125 million shares of common stock. Under this stock purchase plan, as currently administered by the board, employees other than senior management may use a portion of their salary to acquire shares of common stock on a monthly basis at a 15% discount to the market price of common stock at the date of purchase. As of May 12, 2000, a total of 543,801 shares of common stock have been issued and 581,199 shares remain available for issuance under this stock purchase plan.

     Winstar maintains a 401(k) employee savings plan under which employees of Winstar and its subsidiaries may make voluntary contributions through payroll deductions. Winstar makes matching contributions, credited as of the date of a payroll deduction, equal to 25% of the first 6% of compensation contributed by an employee. Winstar's matching contribution is made by the issuance of common stock to such plan for the accounts of participating employees.

     Each of the 1992, 1995 and 2000 plans is administered by the compensation committee, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of those plans. The stock purchase plan is also administered by the compensation committee which defines, prescribes, amends and rescinds rules, regulations, procedures, terms and conditions relating to the plan, including the fixing of purchase price discounts and option periods in effect from time to time, and interprets, administers and construes the plan and makes all other determinations necessary or advisable for the administration of the plan.

Compensation Committee Interlocks and Insider Participation

     The compensation committee is composed of Mr. Magyar, Mr. vanden Heuvel, Professor Cash and Mr. Sorrel. No executive officer of Winstar sits on the compensation committee of another entity, one of whose executive officers serves as a director of Winstar or on Winstar's board, nor does any executive officer of Winstar serve as a director of another entity, one of whose executive officers serves on Winstar's board.

  Proposal II: Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock

     Our certificate of incorporation currently authorizes the issuance by us of up to 215.0 million shares of capital stock, consisting of 200.0 million shares of common stock and 15.0 million shares of preferred stock, the rights, powers and preferences of which may be fixed by the board. In March 2000, the board approved an amendment to the certificate of incorporation, pursuant to which, subject to approval by our stockholders at the meeting, the number of shares of common stock authorized for issuance by us thereunder will be increased.

     As of May 12, 2000, we had issued and outstanding approximately 89,293,861 shares of common stock. In addition, as of May 12, 2000, we had issued and outstanding securities, including options, warrants and convertible preferred stock exercisable into an aggregate of approximately 70,000,000 shares of common stock. We may also issue common stock in payment of the all or a portion of the purchase price in pending and future acquisitions of assets or businesses by us (each an "Acquisition").

     Accordingly, the board believes that the increase in our authorized shares of common stock is necessary in order to ensure the availability of a sufficient number of shares of common stock:

     o to allow for future stock splits and stock dividends payable in shares of common stock;

     o for issuance upon the exercise or conversion of the options, warrants and convertible securities issued or granted by us including to employees and others under the 1992, 1995 and 2000 plans and/or other possible future plans; and

     o to provide us with the ability to raise additional capital through the future sale of common stock and/or securities exercisable for or convertible into common stock.

     o to pay all or a portion of the purchase price in pending and future acquisitions;

     The board believes that Winstar's inability to issue additional common stock under the above circumstances could materially adversely affect us in the future by limiting our ability to raise capital if needed and/or requiring us to make cash payments, in lieu of payments in common stock under circumstances where it would otherwise be advantageous to make such payments in common stock.

           The Board of Directors recommends voting "FOR" Proposal II.

   Proposal III: Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock


    Currently, our certificate of incorporation allows our board to authorize the creation and issuance of such preferred stock in one or more series with such rights, limitations and restrictions as may be determined in the board's sole discretion, without the expense and delay of a special shareholders' meeting, except as may be required by our by-laws, applicable law or stock market or exchange requirements. In March 2000, our board approved an amendment to our certificate of incorporation to increase the number of such shares of authorized preferred stock from 15.0 million to 30.0 million. The board of directors believes that the increase in the number of our authorized shares of preferred stock is in the best interests of Winstar and its stockholders. Although it has no present plans or commitments to issue any additional shares of preferred stock, the board believes that the availability of such additional securities will improve the flexibility Winstar has in addressing its future financing requirements. Similar to the provision for the increase in the authorized number of shares of common stock, the flexibility vested in the board by an increase in the authorized preferred stock would also enhance Winstar's ability to consider and, if in the best interests of the stockholders, take advantage of acquisition opportunities.

     The authorization of additional shares of preferred stock will not, by itself, have any effect on the rights of the holders of shares of common stock. Nonetheless, the issuance of one or more series of preferred stock could, depending upon the board's determination of the rights and preferences of the series of preferred stock, (i) restrict the payment of dividends to holders of shares of common stock; (ii) dilute voting power of the holders of common stock to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilute the equity interests and voting power of the holders of common stock if the preferred stock is convertible into common stock; and (iv) restrict the distribution of assets to the holders of the common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

           The board of directors recommends voting "FOR" Proposal III




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




                                  Proposal IV:

                  Approval of the 2000 performance equity plan

     In March 2000, our board adopted the 2000 plan, subject to stockholder approval at the annual meeting. Winstar is a very rapidly growing company that operates in an intensely competitive industry. A particularly competitive area of Winstar's business is attracting and retaining talented employees (including executives, engineers, sales and support personnel and others), many of whom are regularly solicited by other companies offering attractive cash and equity compensation packages. To date, Winstar has been very successful in competing for this talent pool and has amassed an outstanding group of employees. In 1999, Winstar expanded its workforce from approximately 2,800 to over 3,900 employees. It has been Winstar's policy to compensate employees with stock options in order to incentivize them and align their interests with those of the stockholders. During 1999, Winstar granted a total of 11,427,237 options to employees, with the average option grant being for 3,206 shares.

     We anticipate significant additional growth in the next several years, with our total workforce reaching over 5,500 by the end of 2000. It has been this growth, and Winstar's ability to attract and retain talented, dedicated employees, that has fueled the rapid expansion of our business and the creation of substantial stockholder value in recent years.

     It is imperative that Winstar continue to attract and retain the quality and quantity of employees that it has in the past in order to continue its growth and effect its business plan. If unable to do this, Winstar will be at a significant competitive disadvantage in the marketplace and stockholder value could be adversely impacted. There are only approximately 980,000 shares still available for grant under the 1992 and 1995 plans. The ability to continue to compensate employees with equity-based grants such as stock options is key to competing for talent. For these reasons, we are requesting that the stockholders approve the 2000 plan.

           The board of directors recommends voting "FOR" Proposal IV.

Summary of the 2000 plan

         Administration

     The 2000 plan is administered by the compensation committee of the board (as used in this summary, the "Committee"). The Committee has full authority, subject to the provisions of the 2000 plan, to award (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards (collectively, "Awards"). Subject to the provisions of the 2000 plan, the Committee determines, among other things, the persons to whom from time to time Awards may be granted ("Holders"), the specific type of Awards to be granted (e.g., Stock Options, Restricted Stock), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards (e.g., the "Deferral Period" in the grant of Deferred Stock and the "Restriction Period" when Restricted Stock is subject to forfeiture), and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to such Awards.

         Stock Subject to the 2000 Plan

     The 2000 plan authorizes the granting of Awards whose exercise would allow up to an aggregate of 10,000,000 shares of common stock to be acquired by the Holders of such Awards. In order to prevent the dilution or enlargement of the rights of Holders under the 2000 plan, the number of shares of common stock authorized by the 2000 plan is subject to adjustment by the board in the event of any dividend on shares of common stock payable in shares of common stock, common stock split, reverse common stock split or other extraordinary or unusual event which results in a change in the shares of common stock as a whole. The board, in the event of any of the foregoing, will make equitable adjustments in the terms of any awards and the aggregate number of shares reserved for issuance under the 2000 plan.

     If any Award granted under the 2000 plan is forfeited or terminated prior to exercise, the shares of common stock that were available pursuant to such Award shall again be available for distribution in connection with Awards subsequently granted under the 2000 plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the 2000 plan will be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

         Eligibility

     Subject to the provisions of the 2000 plan, Awards may be granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to Winstar and who are deemed to have contributed or to have the potential to contribute to Winstar's success. Incentive Stock Options, as hereinafter defined, may be awarded only to persons who, at the time of grant of such awards, are, or have agreed to become, employees of Winstar or its wholly- or majority-owned subsidiaries.

     There are limits on the number of shares of common stock underlying Awards to be granted under the 2000 plan to any one participant in any calendar year.

         Types of Awards

     Options.  The  2000  plan  provides  both  for  "Incentive"  stock  options
("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for options not qualifying as Incentive Options ("Non-Qualified Stock Options"), both of which may be granted with any other stock-based award under the 2000 plan. The Committee determines the exercise price per share of common stock purchasable under an Incentive or Non-Qualified Stock Option (collectively, "Stock Options"). The exercise price of Stock Options may not be less than 100% of the fair market value on the day of the grant (or, if greater, the par value of a share of common stock). However, (i) the exercise price of an Incentive Stock Option granted to a person possessing more than 10% of the total combined voting power of all classes of Winstar stock may not be less than 110% of such fair market value on the date of grant and (ii) if the Stock Option is granted in connection with the recipient's hiring, promotion or similar event, the exercise price may not be less than the fair market value of the common stock on the date on which the recipient is hired or promoted (or similar event) if the grant of the Stock Option occurs not more than 90 days after the date of such hiring, promotion or other event. In the case of an Incentive Stock Option, the aggregate fair market value (on the date of grant of the Stock Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year shall not exceed $100,000. An Incentive Stock Option may only be granted within a ten-year period from the date the 2000 plan is adopted and approved and may only be exercised within ten years from the date of the grant (or within five years in the case of an Incentive Stock Option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of Winstar stock). Subject to any limitations or conditions the Committee may impose, Stock Options may be exercised, in whole or in part, at any time during the term of the Stock Option by giving written notice of exercise to Winstar specifying the number of shares of common stock to be purchased. Such notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in securities of Winstar or in combination thereof.

     Generally, Stock Options granted under the 2000 plan may not be transferred other than by will or by the laws of descent and distribution. However, a Holder, with the approval of the Committee, may transfer a Non-Qualified Stock Option by gift to a family member of the Holder, by domestic relations order to a family member of the Holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the Holder or the Holder, in exchange for an interest in that entity.

     Generally, if the Holder is an employee, no Stock Options, or any portion thereof, granted under the 2000 plan may be exercised by the Holder unless he or she is employed by Winstar or a subsidiary at the time of the exercise and has been so employed continuously from the time the Stock Options were granted. However, in the event the Holder's employment with Winstar is terminated due to disability, the Holder may still exercise his or her Stock Options for a period of 24 months (or such other greater or lesser period as the Committee may specify at the time of grant) from the date of such termination or until the expiration of the stated term of the Stock Option, whichever period is shorter. Similarly, should a Holder die while in the employment of Winstar or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent Holder's Stock Options for a period of 18 months from the date of his or her death (or such other greater or lesser period as the Committee specifies at the time of grant) or until the expiration of the stated term of the Stock Option, whichever period is shorter. If the Holder's employment with Winstar is terminated due to normal retirement (upon such age as designated by the Committee, and if no age is designated, then upon attaining the age of 62), the Holder may still exercise his or her vested Stock Options for a period of 18 months (or such other greater or lesser period as the Committee may specify at the time of grant) from the date of such termination or until the expiration of the stated term of the Stock Option, whichever period is shorter. If the Holder's employment is terminated for any reason other than death, disability or normal retirement, the Stock Option shall automatically terminate, except that if the Holder's employment is terminated by Winstar without cause or if the Holder voluntarily terminates his or her employment without breaching any employment agreement between Winstar or any subsidiary and the Holder, then the portion of any Stock Option that has vested on the date of termination may be exercised for the lesser of three months after termination or the balance of the Stock Option's term, unless otherwise determined by the Committee.

     Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights ("SARs" or singularly "SAR") to participants who have been, or are being, granted Stock Options under the 2000 plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In conjunction with Non-Qualified Stock Options, SARs may be granted either at or after the time of the grant of such Non-Qualified Stock Options. In conjunction with Incentive Stock Options, SARs may be granted only at the time of the grant of such Incentive Stock Options. A SAR entitles the Holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related Stock Option, multiplied by the number of shares subject to the SAR. The granting of a SAR will not affect the number of shares of common stock available for awards under the 2000 plan. The number of shares available for awards under the 2000 plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the Stock Option to which the SAR relates.

     Restricted Stock. The Committee may award shares of restricted stock ("Restricted Stock") either alone or in addition to other Awards granted under the 2000 plan. The Committee determines the persons to whom grants of Restricted Stock are made, the number of shares to be awarded, the price (if any) to be paid for the Restricted Stock by the person receiving such stock from Winstar, the time or times within which awards of Restricted Stock may be subject to forfeiture (the "Restriction Period"), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock awards.

     Restricted Stock awarded under the 2000 plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to Winstar during the applicable Restriction Period. Other than regular cash dividends and other cash equivalent distributions as the Committee may designate, pay or distribute, Winstar will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Stock during the Restriction Period. A breach of any restriction regarding the Restricted Stock will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto. Except for the foregoing restrictions, the Holder will, even during the Restriction Period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as the Committee may designate, pay or distribute on such Restricted Stock and the right to vote such shares.

     In order to enforce the foregoing restrictions, the 2000 plan requires that all shares of Restricted Stock awarded to the Holder remain in the physical custody of Winstar until the restrictions on such shares have terminated and all vesting requirements with respect to the Restricted Stock have been fulfilled.

     Deferred Stock. The Committee may award shares of deferred stock ("Deferred Stock") either alone or in addition to other Awards granted under the 2000 plan. The Committee determines the eligible persons to whom, and the time or times at which, Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the

"Deferral Period") during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of such Deferred Stock Awards.

     Deferred Stock awards granted under the 2000 plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to Winstar during the applicable Deferral Period. The Holder shall not have any rights of a stockholder until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such common stock. The Holder may request to defer the receipt of a Deferred Stock award for an additional specified period or until a specified event. Such request must generally be made at least one year prior to the expiration of the Deferral Period for such Deferred Stock award.

     Stock Reload Options. The Committee may grant Stock Reload Options to a Holder who tenders shares of common stock to pay the exercise price of a Stock Option ("Underlying Option") and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A Stock Reload Option permits a Holder who exercises a Stock Option by delivering stock owned by the Holder for a minimum of six months to receive back from Winstar a new Stock Option (at the current market price) for the same number of shares delivered to exercise the Option. The Committee determines the terms, conditions, restrictions and limitations of the Stock Reload Options. The exercise price of Stock Reload Options shall be the fair market value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and expires on the expiration date of the Underlying Option.

     Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed by the Committee to be consistent with the purposes of the 2000 plan, including purchase rights, shares of common stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of or the performance of specified subsidiaries. Subject to the terms of the 2000 plan, the Committee has complete discretion to determine the terms and conditions applicable to Other Stock-Based Awards. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under the 2000 plan or any other plan of Winstar.

         Competition   with  Winstar;   Solicitation  of  Customers  and
Employees; Disclosure of Confidential Information

     If a Holder's employment with Winstar or a subsidiary is terminated for any reason whatsoever, and within 12 months after the date of termination such
Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, Winstar, (ii) solicits any customers or employees of Winstar to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) discloses to anyone outside Winstar or uses any confidential information or material of Winstar in violation of Winstar's policies or any agreement between the Holder and Winstar, the Committee, in its sole discretion, may require such Holder to return to Winstar the economic value of any Award that was realized or obtained by such Holder at any time during the period beginning on that date that is 12 months prior to the date such Holder's employment with Winstar is terminated.

         Withholding Taxes

     Upon the exercise of any Award granted under the 2000 plan, the Holder may be required to remit to Winstar an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock. Subject to certain stringent limitations under the 2000 plan and at the discretion of Winstar, the Holder may satisfy these requirements by electing to have Winstar withhold a portion of the shares to be received upon the exercise of the Award having a value equal to the amount of the withholding tax due under applicable federal, state and local laws.

         Agreements

     Stock options, restricted stock, deferred stock, stock reload options, other stock-based awards and SARs granted under the 2000 plan will be evidenced by agreements consistent with the 2000 plan in such form and having such additional terms (not contrary to the requirements of the 2000 plan) as the Committee may prescribe. Neither the 2000 plan nor agreements thereunder confer any right to continued employment upon any holder of a stock option, restricted stock, deferred stock, stock reload options, other stock-based award or SAR.

         Term and Amendments

     Unless terminated by the board, the 2000 plan shall continue to remain effective until such time as no further Awards may be granted and all Awards granted under the 2000 plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only during the ten-year period following the date the 2000 plan becomes effective. The board may at any time, and from time to time, amend the 2000 plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the 2000 plan without the holder's consent.

         Change in Control

     The 2000 plan contains certain change in control provisions which could cause Stock Options and other Awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event:

     o any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d), but excluding certain stockholders of Winstar, acquires beneficial ownership of common stock of Winstar having 35% (and 25% in certain cases) or more of the total voting power of all of Winstar's outstanding voting capital stock;

     o of a merger or consolidation of Winstar, other than one resulting in Winstar's voting securities outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power of the voting securities of Winstar or the surviving entity outstanding immediately after such merger or consolidation;

     o of a sale of all or substantially all of Winstar's assets or the approval of a plan of liquidation of Winstar; or

     o members of the board on the effective date of the 2000 plan (together with any directors elected after the effective date whose election by the board or whose nomination for election by the stockholders of Winstar was approved by a vote of a majority of the directors then in office who were either directors on the effective date of the 2000 plan or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the board of directors then in office.

Federal Income Tax Consequences

     The following discussion of the federal income tax consequences of participation in the 2000 plan is only a summary of the general rules applicable to the grant and exercise of Stock Options and other Awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the 2000 plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

         Incentive Stock Options

     The Holder will recognize no taxable income upon the grant of an Incentive Stock Option. The Holder will realize no taxable income when the Incentive Stock Option is exercised if the Holder has been an employee of Winstar or its subsidiaries at all times from the date of the grant until three months before the date of exercise (one year if the Holder is disabled). Winstar will not qualify for any deduction in connection with the grant or exercise of Incentive Stock Options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to the Holder, the Holder will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Stock Option over the exercise price will be treated as an item of adjustment for a Holder's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the Holder.

     If common stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods described above, (i) the Holder will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares and (ii) Winstar will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price, which is the same amount included in regular taxable income.

         Non-Qualified Stock Options

     With respect to Non-Qualified Stock Options (i) upon grant of the Stock Option, the Holder will recognize no income, (ii) upon exercise of the Stock Option (if the shares of common stock are not subject to a substantial risk of forfeiture), the Holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and Winstar will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable and (iii) Winstar will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the Holder. On a disposition of the shares, the Holder will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the Holder held the shares.

     If the shares acquired upon exercise of a Non-Qualified Stock Option are subject to a substantial risk of forfeiture, the Holder will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless such Holder timely files under Code Section 83(b) to elect to be taxed on the receipt of shares, and Winstar will qualify for a corresponding deduction at such time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares.

         Stock Appreciation Rights

     Upon the grant of a SAR, the Holder recognizes no taxable income and Winstar receives no deduction. The Holder recognizes ordinary income and Winstar receives a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon such exercise.

         Restricted Stock

     A Holder who receives Restricted Stock will recognize no income on the grant of the Restricted Stock and Winstar will not qualify for any deduction. At the time the Restricted Stock is no longer subject to a substantial risk of forfeiture, a Holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the Restricted Stock at the time the restriction lapses over the consideration paid for the Restricted Stock. A Holder's shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16 (b) of the Exchange Act. The holding period to determine whether the Holder has long-term or short-term capital gain or loss begins when the Restriction Period expires, and the tax basis for the shares will generally be the fair market value of the shares on such date.

     A Holder may elect, under Section 83(b) of the Code, within 30 days of the transfer of the Restricted Stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of Restricted Stock (determined without regard to the restrictions) over the consideration paid for the Restricted Stock. If a Holder makes such election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. Such forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. Such loss will be a capital loss if the shares are capital assets. If a Holder makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares (determined without regard to the restrictions) on the date of transfer.

     On a disposition of the shares, a Holder will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

     Whether or not the Holder makes an election under Section 83(b), Winstar generally will qualify for a deduction (subject to the reasonableness of compensation limitation) equal to the amount that is taxable as ordinary income to the Holder, in its taxable year in which such income is included in the Holder's gross income. The income recognized by the Holder will be subject to applicable withholding tax requirements.

     Dividends paid on Restricted Stock which is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the Holder and will be deductible by Winstar subject to the reasonableness limitation. If, however, the Holder makes a
Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the Holder, but will not be deductible by Winstar.

         Deferred Stock

     A Holder who receives an award of Deferred Stock will recognize no income on the grant of such award. However, he or she will recognize ordinary compensation income on the transfer of the Deferred Stock (or the later lapse of a substantial risk of forfeiture to which the Deferred Stock is subject, if the Holder does not make a Section 83(b) election), in accordance with the same rules as discussed above under the caption "Restricted Stock."

                              INDEPENDENT AUDITORS

     Grant Thornton LLP served as Winstar's independent certified public accountants for the year ended December 31, 1999. The board has selected Grant Thornton LLP as Winstar's independent certified public accountants for the fiscal year ending December 31, 2000. A representative of Grant Thornton LLP will have the opportunity to address the stockholders if he so desires and is expected to be present at the meeting. The representative will be available to answer appropriate questions from stockholders.

                           2000 STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 2001 annual meeting of Stockholders to be eligible for inclusion in Winstar's Proxy Statement, they must be received by Winstar at its principal office in New York, New York by January 26, 2001. A stockholder must have been a continuously registered or beneficial owner of at least 1% of Winstar's outstanding stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date on which the 2001 annual meeting of stockholders is held.

                                  OTHER MATTERS

     The board knows of no matter that will be presented for consideration at the meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of proxy solicitations will be borne by Winstar. In addition to solicitations of proxies by use of the mails, some officers or employees of Winstar, without additional remuneration, may solicit proxies personally or by telephone. Winstar may also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and may reimburse them for reasonable expenses related thereto. Additional solicitation of proxies may be made by an independent proxy solicitation firm or other entity possessing the facilities to engage in such solicitation. If any independent entity is used for such solicitation, Winstar has engaged Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and will be required to pay such firm reasonable fees and reimburse expenses incurred by such firm in the rendering of such solicitation services.

                                            Timothy R. Graham
                                            Secretary

New York, New York
May 22, 2000

                          WINSTAR COMMUNICATIONS, INC.



     Instructions for Voting Your Proxy

     Winstar Communications, Inc. is now offering stockholders of record three alternative ways of voting your proxies:

   o  By Telephone                                         o  Via the Internet
(using a touch-tone phone)                                   (using a browser)
                                    o By Mail
                              (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient ways of voting, 24 hours a day, 7 days a week.

TO VOTE BY PHONE  Available only until 5:00 p.m. Eastern time on June 26, 2000
    o  This method of voting is available for residents of the U.S. and Canada.
    o On a touch-tone phone, call TOLL-FREE 1-800-850-5356, 24 hours a day, 7 days a week.
    o  You will be asked to enter ONLY the CONTROL NUMBER shown below.
    o  Have your proxy card ready, then follow the simple recorded instructions.
    o  Your vote will be confirmed and cast as you direct.

TO VOTE BY INTERNET Available only until 5:00 p.m. Eastern time on June 26, 2000
    o  Visit our Internet voting Website at http://www.proxy.georgeson.com.
    o  Enter both the COMPANY NUMBER AND CONTROL NUMBER shown below.
    o  Follow the simple instructions on the screen.
    o  You will incur only your usual Internet charges.

TO VOTE BY MAIL

    o Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed.

    o If you are voting by telephone or the Internet, please do not mail your proxy card.

                COMPANY NUMBER                 CONTROL NUMBER


               TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE.

  [X]  Votes must be indicated as in example to the left, in Black or Blue ink.

                          WINSTAR COMMUNICATIONS, INC.
                       Solicited By The Board of Directors
               for the Annual Meeting To Be Held on June 28, 2000

          The undersigned Stockholder(s) of Winstar Communications, Inc., a
P Delaware corporation ("Company"), hereby appoints William J. Rouhana, Jr. and Timothy R. Graham, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 28,
R 2000 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

O     1.  Election of the following Class III Directors:

          FOR all nominees listed below except    WITHHOLD AUTHORITY to vote for
X         as marked to the contrary below  |_|    all nominees listed below |_|

         William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar
Y

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.


        -----------------------------------------------------------

    2. FOR approval of amendment to certificate   WITHHOLD AUTHORITY to vote for
       of incorporation to increase the number    amendment to certificate of
       of authorized shares of common             incorporation to increase the
       stock                 |_|                  number of authorized shares of
                                                  common stock              |_|

    3. FOR approval of amendment to certificate   WITHHOLD AUTHORITY to vote for
       of incorporation to increase the number    amendment to certificate of
       of authorized shares of preferred          incorporation to increase the
       stock                 |_|                  number of authorized shares of
                                                  preferred stock          |_|

    4. FOR approval of 2000 Performance Equity    WITHHOLD AUTHORITY to vote for
       Plan     |_|                               2000 Performance Equity Plan
                                                                        |_|

    5. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

      |_|      I plan on attending the Annual Meeting.


                                    Date _____________________________, 2000


                                    ----------------------------------------
                                    Signature

                                    ----------------------------------------
                                    Signature if held jointly

                                    Please sign exactly as name appears above.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Has your address changed:_______________________________________________________

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Do you have any comments:_______________________________________________________

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